September 22, 2009

Board of Directors
Rock Energy Resources
10375 Richmond, Ste. 2100
Houston, Texas 77042

I am pleased to inform you that Rocky V. Emery has approved the credit facility described below (the “Credit Facility”) for Rock Energy Resources, Inc. (“Borrower”), subject to the terms and conditions described below.  The Credit Facility will be subject to a comprehensive loan agreement and related loan documents which shall include, but shall not be limited to, the following terms and conditions.  This proposal will expire if not accepted by you by September 22, 2009.

Borrower:	Rock Energy Resources, Inc.
Guarantors:	Rock Energy Resources, Inc. (“RER”)
Type of Facility:	Revolving Line of Credit
Maturity:	Thirty-five (35) months from closing.
Advances:	Up to $8 million to be used for Working Capital and certain capital expenditures of the company.

Interest Rate:	Wall Street Journal Prime Rate plus four percent (4%) Floating, collected monthly, with a floor of six percent (6%)
Fees:	1. Stock Issued 4 million restricted common shares of RER. 2. Pass through of any additional fees as may be part of the credit agreement being entered into by Emery and his lending institution.
Financial Covenant:
Interest Coverage Ratio for RER shall not be less than 1.10 to 1.00 measured quarterly commencing with the quarter ending on December 31, 2010.  Interest coverage ratio is defined as the net income after tax plus interest expense plus depreciation and amortization divided by the interest expense of Borrower.

Other Loan Covenants:
•   No merger, consolidation, dissolution, liquidation, or conveyance of substantially all assets of RER

•   No change of organizational structure of RER or creation of subsidiaries

•   No dividends, withdrawals, or other returns of capital by RER

•   No advances or loans by RER to other persons and limitation on investments in other persons

•   Borrower shall pay all costs and expenses of Rocky V. Emery, including the fees and expenses of Rocky V. Emery's counsel and the costs of inspections, field audits and appraisals

•   Other affirmative and negative covenants customarily in Rocky V. Emery's documents or appropriate to the transaction including maintenance of insurance in amounts required by Rocky V. Emery, payment of taxes, corporate existence, maintenance of properties, compliance with laws, compliance with agreements, compliance with environmental laws, and maintenance of accounting procedures in accordance with GAAP

•   Representations customarily in Rocky V. Emery's documents and others appropriate to the transaction including representations related to due organization, financial statement accuracy, enforceability of obligations, authorization and power, litigation, other debt, title to properties, purpose of credit, solvency, ownership and existence of subsidiaries, compliance with laws, compliance with agreements, judgments, and governmental consents and approvals

•   Borrower and RER will indemnify Rocky V. Emery against all losses, liabilities, claims, damages and expenses related to the Credit Facility, including legal fees and settlements costs

COLLATERAL:	(1) None

Reporting:	Document (RER)	Frequency	Type	Due Within
	FYE Financial Statement	Annually	10K	120 Days From FYE
	Interim Financial Stmts	Quarterly	10Q	60 from Quarter end

Events of Default:
•   Events of Default customarily in Rocky V. Emery’s documents and others appropriate to the transaction including (for both Borrower and RER) failure to pay, breach of representations or warranties, default in covenant performance in any documents, change of control, default in other debt, final judgments that are not stayed, bankruptcy, insolvency, reorganization, appointment of trustees or receivers, writs of attachment, and like material adverse changes

Documentation:
The obligations of Rocky V. Emery are subject in all respects to the preparation and execution of documents acceptable to and satisfactory in form and substance to Rocky V. Emery in its sole discretion.  An opinion of legal counsel acceptable to Rocky V. Emery shall be required.  The obligations of Rocky V. Emery are subject to the review and approval by Rocky V. Emery of the investors documentation and disclosures.

Voidable:
This proposal and any subsequent obligation to fund is voidable at Rocky V. Emery’s option if prior to closing (a) Borrower or any Guarantor is insolvent or is voluntarily or involuntarily involved in bankruptcy or similar proceedings as debtor, a trustee or receiver is appointed for any of its property, an assignment is made for the benefit of creditors, or (b) a material adverse change occurs in the business or financial condition of Borrower or any Guarantor, as determined in Rocky V. Emery’s sole discretion, (c) any information provided to Rocky V. Emery by Borrower or any Guarantor is or becomes materially misleading or fails to disclose any material information relevant to Borrower=s or any of Guarantor’s business or financial condition, or (d) Rocky V. Emery shall become aware of any information or matter related to Borrower or any Guarantor which is inconsistent in a material and adverse manner with any such other information or matter disclosed to Rocky V. Emery prior to the date hereof.

Time is of the Essence:	Time is of the essence in this proposal.

Governing Law:	This proposal will be governed by and construed in accordance with the laws of the State of Texas and applicable federal laws of the United States of America.
Expiration:
•   This proposal is not assignable and will expire if not accepted by September 25, 2009.  If accepted, the transaction must close by September 30, 2009 or this commitment will expire.

•   Upon the closing of this transaction the terms and conditions of this proposal shall be superseded and replaced by the executed loan documents and shall be of no further force or effect.

NO ORAL AGREEMENTS:
THIS PROPOSAL CONSTITUTES THE ENTIRE AGREEMENT BETWEEN ROCKY V. EMERY AND BORROWER REGARDING THE CREDIT FACILITY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN ROCKY V. EMERY AND THE OTHER PARTIES RELATING TO THE PROPOSED CREDIT FACILITY.

Please evidence your acceptance of Rocky V. Emery’s commitment for the Credit Facility by signing a counterpart of this letter where indicated below and by returning a counterpart of this letter to Rocky V. Emery no later than September 15, 2009.

Sincerely,

/s/ Rocky V. Emery
Rocky VEmery

We accept Rocky V. Emery’s commitment for the Credit Facility on the above terms and conditions.

Agreed and accepted this 24 day of September, 2009.

Borrower:	/s/ Mark Harrington